As filed with the U.S. Securities and Exchange Commission on June 25, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MULLEN AUTOMOTIVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34887	90-1025599
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1405 Pioneer Street,

Brea, California 92821

(714) 613-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Michery

President, CEO and Chairman

1405 Pioneer St

Brea, CA 92821

Tel: (714) 613-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Thomas J. Poletti, Esq.

Katherine J. Blair, Esq.

Manatt, Phelps & Phillips, LLP

2049 Century Park East, Suite 1700

Los Angeles, CA 90067

(310) 312-4000

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2024

PRELIMINARY PROSPECTUS

MULLEN AUTOMOTIVE INC.

Up to 75,000,000 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time of up to 75,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”) by Esousa Holdings, LLC (the “Selling Stockholder”). See “Selling Stockholder” for more information about the Selling Stockholder. The shares of Common Stock to which this prospectus relates will or may be issued by us to the Selling Stockholder pursuant to a common stock purchase agreement dated May 21, 2024 (the “Purchase Agreement”). Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to the Selling Stockholder shares of our Common Stock representing more than 19.99% of the total number of shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement, unless we obtain the approval of the issuance of such shares by our stockholders in accordance with the applicable stock exchange rules. See the section entitled “The Committed Equity Financing” for a description of the Purchase Agreement.

Such shares of Common Stock consist of (i) shares that we may, in our sole discretion, elect to sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to the Purchase Agreement, and (ii) shares of Common Stock we have agreed to issue to the Selling Stockholder as consideration for its commitment to purchase shares of our Common Stock (the “Commitment Shares”), half of which will be issued upon the effective date of the registration statement, of which this prospectus forms a part, and the remaining half to be issued upon stockholder approval of the transactions contemplated by the Purchase Agreement. Each share of Common Stock offered under this prospectus has associated with it one right to purchase from us one ten-thousandth of a share of our Series A-1 Junior Participating Preferred Stock, par value $0.001 per share, under our Rights Agreement (as defined herein). Please see the section entitled “Description of Securities— Rights Agreement; Series A-1 Junior Participating Preferred Stock” in this prospectus for a more detailed discussion.

The actual number of shares of our Common Stock to be issued pursuant to the terms of the Purchase Agreement will vary depending on the market price of our Common Stock on the date we elect to sell shares of our Common Stock to the Selling Stockholder under the Purchase Agreement. Such number will not exceed the number of shares covered by this prospectus unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission.

We are not selling any shares of Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, the Purchase Agreement provides that we may sell up to an aggregate of $150,000,000 of our Common Stock to the Selling Stockholder from time to time in our discretion after the date the registration statement, of which this prospectus forms a part, is declared effective, but limited to the amount of shares covered by this prospectus, and after satisfaction of other conditions in the Purchase Agreement.

The Selling Stockholder may sell or otherwise dispose of the shares of Common Stock included in this prospectus in a number of different ways and at varying prices. Although the Selling Stockholder is obligated to purchase shares of our Common Stock under the terms and subject to the conditions and limitations of the Purchase Agreement to the extent we choose to sell such shares of our Common Stock to it (subject to certain conditions), the timing and amount of any sales of Common Stock by the Selling Stockholder are within the sole discretion of the Selling Stockholder. There can be no assurances that we will choose to sell any shares of our Common Stock to the Selling Stockholder, or that the Selling Stockholder will sell any or all of the shares of our Common Stock, if any, purchased under the Purchase Agreement pursuant to this prospectus. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the Common Stock being offered in this prospectus. We will pay the expenses of registering the shares of Common Stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder acknowledges that it is disclosed as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest. Our Common Stock is listed on The Nasdaq Capital Market under the symbol “MULN”. On June 24, 2024, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $2.66 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being a Smaller Reporting Company”.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should read and carefully consider the risks described in this prospectus under the heading “Risk Factors” beginning on page 5 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Stockholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities offered by them described in this prospectus, other than proceeds that we may receive from the sales of our Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated By Reference.”

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, development, manufacturing and sales of our vehicles, our operations, prospects, strategies, and the industry in which we operate. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained (or incorporated by reference) in this prospectus, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to several factors, including those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement. See “Where You Can Find More Information” and “Information Incorporated by Reference.” The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk Factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to, the “Company”, “we”, “us”, “our”, “Mullen” and “MULN” refer to Mullen Automotive Inc., a Delaware corporation, and its consolidated subsidiaries. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Our Company

We are a Southern California-based electric vehicle (“EV”) company that operates in various verticals of businesses focused within the automotive industry. We are currently building and delivering the newest generation of commercial trucks. We also have a portfolio of high-performance passenger vehicles in various stages of product development for launch in subsequent years.

There is a significant transformation going on in the motor vehicle landscape. Electric vehicles are quickly becoming mainstream as all major original equipment manufacturers (“OEMs”) have announced billions of dollars of investments to quickly transform their entire from gas powered to electric propulsion. We believe Mullen is at the forefront of this transformation leading the way in commercial trucks.

We entered the commercial truck business executing two opportunistic acquisitions in the fourth quarter of 2022. The first acquisition was Bollinger Motors, Inc. (“Bollinger Motors”). This provided Mullen entry into the medium duty truck classes 4-6, and the Sport Utility and Pick Up Truck EV segments. The second acquisition was of the assets of Electric Last Mile Solutions (“ELMS”), which included a manufacturing plant in Mishawaka, Indiana and all the intellectual property needed to engineer and build Class 1 and Class 3 electric vehicles. We believe that these two acquisitions give Mullen the most complete portfolio coverage in the commercial EV truck market from Class 1 to 6 where there is very little current competition and, in some segments, no other announced entries.

During 2023, we began to equip our second manufacturing plant located in Tunica, Mississippi to become our commercial manufacturing center. Tunica was commissioned with two lines to manufacture the Class 1 and 3 vehicles and began shipping Class 3 trucks in September 2023. Our approach for Class 1 and 3 commercial markets is to prioritize speed-to-market by leveraging other automotive OEMs engineering and tooling while devoting Mullen’s capital on customer and legal requirements for the vehicles to be sold in the North American market. This strategy has required lower capital investment requirements compared to other startup EV companies and an opportunity to gain market share before other entries arrive.

Our portfolio of commercial vehicles currently consists of the Mullen Class 1 Van, the Mullen Class 3, the Bollinger B4 Chassis Cab, and the Mullen I-GO. Our passenger EVs includes the Mullen FIVE and FIVE RS, the Bollinger B1 SUV and the Bollinger B2 pickup truck.

As part of our strategy to increase our vertical integration of critical systems, in September 2023, we purchased the assets of Romeo Power for $3.5 million. This included battery production lines as well as a significant amount of inventory for pack production and the intellectual property to produce the Legions and Hermes battery systems. In November 2023, we announced a new high-energy facility in Fullerton, California, expanding our overall U.S. footprint, including EV battery development and production capabilities. This new Southern California facility is dedicated to producing next-generation American-made EV battery components, modules, and packs. When in production, we believe the in-house made Mullen battery packs will reduce reliance on third party suppliers and reduce supply chain risks in a very critical area of the vehicle.

The Committed Equity Financing

On May 21, 2024, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with Esousa Holdings, LLC (the “Investor” or “Selling Stockholder”) pursuant to which the Investor has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after the effective date of the registration statement, of which this prospectus forms a part, and until the earlier of (i) the 36-month anniversary of the Commencement Date (as defined below) or (ii) the termination of the Purchase Agreement in accordance with the terms thereof, shares of the Company’s Common Stock, having a total maximum aggregate purchase price of $150,000,000 (the “Purchase Shares”), upon the terms and subject to the conditions and limitations set forth therein.

In connection with the Purchase Agreement, the Company also entered into a registration rights agreement with the Investor, pursuant to which the Company agreed to file a registration statement, and any additional registration statements, with the SEC covering the resale of the shares of the Company’s Common Stock issued to the Investor pursuant to the Purchase Agreement.

As consideration for its commitment to purchase the Company’s Common Stock under the Purchase Agreement, the Company agreed to issue shares of Common Stock (the “Commitment Shares”) in an amount equal to $6,000,000 divided by the lower of (i) the volume weighted average price (“VWAP”) of the Common Stock on the effective date of the registration statement, to which this prospectus relates, and (ii) the closing price of the Common Stock on the effective date of such registration statement to the Investor. Half of the Commitment Shares will be issued upon the effective date of the registration statement to which this prospectus relates, and the remaining amount will be delivered upon stockholder approval of the issuance of shares in excess of the Exchange Cap (as defined below); provided that all Commitment Shares will be issued by the date that is six months from the date of the Purchase Agreement.

After the Commencement Date (as defined below), on any business day selected by the Company where the closing sale price of the Common Stock is equal to or greater than $0.10, the Company may, from time to time and at its sole discretion, direct the Investor to purchase such number of shares of Common Stock that does not exceed 20% of the trading volume on the Nasdaq Stock Market (“Nasdaq”) on the applicable purchase date at a purchase price per share equal to 94% of the lower of: (i) the lowest daily VWAP of any trading day during the 15 trading days prior to, and including, the purchase date; and (ii) the closing price of the Common Stock on the applicable purchase date. The Company will control the timing and amount of any sales of its Common Stock to the Investor, and the Investor has no right to require the Company to sell any shares to it under the Purchase Agreement. Actual sales of shares of Common Stock to the Investor under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of its Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. The Investor may not assign or transfer its rights and obligations under the Purchase Agreement.

The Purchase Agreement prohibits the Company from directing the Investor to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the then total outstanding shares of the Company’s Common Stock.

The Company has agreed not to issue or sell to the Investor under the Purchase Agreement any shares of its Common Stock, including the Commitment Shares, in excess of 2,391,073 shares, which is equal to 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless the Company obtains (in its sole discretion) stockholder approval to issue shares in excess of the Exchange Cap, in accordance with the applicable rules of Nasdaq.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions. Sales under the Purchase Agreement may commence only after certain conditions have been satisfied (the “Commencement Date”), including effectiveness of the registration statement, of which this prospectus forms a part.

The Purchase Agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty. From and after the date of the Purchase Agreement until its termination, the Company agreed to not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock equivalents (or a combination of units thereof), involving a Variable Rate Transaction (as defined in the Purchase Agreement), other than in connection with an exempt issuance as described in the Purchase Agreement. The Investor has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s Common Stock. The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its Common Stock to the Investor.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our Common Stock held by non-affiliates is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million as of the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

The Company was originally formed on April 20, 2010, as a developer and manufacturer of electric vehicle technology. On November 5, 2021, the Company completed a reverse merger transaction with Net Element, Inc., which changed its name to “Mullen Automotive Inc.” Our subsidiaries are Mullen Investment Properties LLC, a Mississippi corporation, Ottava Automotive, Inc., a California corporation, Mullen Real Estate, LLC, a Delaware corporation, as well as a 60%-owned subsidiary Bollinger Motors Inc., a Delaware corporation.

Our principal executive offices are located at 1405 Pioneer Street, Brea, California 92821. The telephone number of our principal executive offices is (714) 613-1900. Our website address is http://www.mullensua.com. None of the information on our website or any other website identified herein is part of this prospectus or the registration statement of which it forms a part.

THE OFFERING

We are registering for resale by the Selling Stockholder named herein 75,000,000 shares of our Common Stock.

Securities being offered	75,000,000 shares of our Common Stock described herein under “The Committed Equity Financing.”

Shares of Common Stock outstanding prior to this offering	16,031,470 shares

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of shares of Common Stock by the Selling Stockholder. However, the Purchase Agreement provides that we may sell up to an aggregate of $150,000,000 of our Common Stock to the Selling Stockholder from time to time in our discretion, which may require us to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of Common Stock to the Selling Stockholder under the Purchase Agreement See the section of this prospectus titled “Use of Proceeds.”

Market for Common Stock and Ticker Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MULN.” On June 24, 2024, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $2.66 per share.

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 5, and the other information included and incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our securities.

The number of shares of Common Stock is based on shares of Common Stock outstanding as of June 21, 2024 and excludes, as of that date, the following:

●	Series A Preferred Stock convertible into 3 shares of Common Stock;

●	Series C Preferred Stock convertible into 1 shares of Common Stock;

●	Series D Preferred Stock convertible into 17 shares of Common Stock;

●	Series E Preferred Stock convertible into 769,230 shares of Common Stock

●	Shares of Common Stock that may be issued pursuant to the CEO Performance Stock Award Agreements (for further information, see the section entitled “Executive Compensation” in the Company’s Annual report on Form 10-K for the year ended September 30, 2023); and

●	23,265,377 shares of Common Stock available for future issuance pursuant to the Company’s 2022 Equity Incentive Plan, as amended.

RISK FACTORS

An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below, the other information in this prospectus, and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2023 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2023 and March 31, 2024, each of which is incorporated by reference and the other information in this prospectus. Any of the risks and uncertainties set forth herein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.

The sale or issuance of our Common Stock to the Investor may cause dilution and the sale of the shares of Common Stock acquired by the Investor, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The purchase price for the shares that we may sell to the Investor under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall.

Subject to the terms of the Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to the Investor. The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some, or none of the shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. When we issue the Commitment Shares to the Investor and when we sell shares to the Investor, after the Investor has acquired the shares, the Investor may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to the Investor by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Investor, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The Investor will pay less than the then-prevailing market price for our Common Stock, which could cause the price of our Common Stock to decline.

The purchase price of our Common Stock to be sold to the Investor under the Purchase Agreements is derived from the market price of our Common Stock on Nasdaq. Shares to be sold to the Investor pursuant to the Purchase Agreement will be purchased at a discounted price. We may effect sales to the Investor at a purchase price per share equal to 94% of the lower of: (i) the lowest daily VWAP of any trading day during the 15 trading days prior to, and including, the purchase date; and (ii) the closing price of the Common Stock on the applicable purchase date. See section entitled “The Committed Equity Financing” for more information.

As a result of this pricing structure, the Investor may sell the shares they receive immediately after receipt of such shares, which could cause the price of our Common Stock to decrease.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct the Investor to purchase up to $150,000,000 of our Common Stock under the Purchase Agreement over a 36-month period. The registration statement, of which this prospectus forms a part, has registered 75,000,000 shares, and we may register additional shares for resale by the Selling Stockholder pursuant to the Purchase Agreement and the related registration rights agreement. Accordingly, in order to receive aggregate gross proceeds equal to $150,000,000 available to us under the Purchase Agreement, we may need to issue and sell to the Selling Stockholder under the Purchase Agreement more than the number of shares of Common Stock registered hereby, which would require us to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of Common Stock to the Selling Stockholder under the Purchase Agreement.

The extent we rely on the Investor as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from the Investor were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to the Investor all of the shares of Common Stock available for sale to the Investor under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Common Stock could be reduced. A financing could involve one or more types of securities including Common Stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our Common Stock. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Investor, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Investor, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Investor, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by the Investor for the shares of Common Stock that we may elect to sell to the Investor under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Investor under the Purchase Agreement, the purchase price per share that the Investor will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the Purchase Agreement, if any.

The number of shares that may be issued to the Investor under the terms of the Purchase Agreement may be limited due to the requirements of the Nasdaq Capital Market.

Nasdaq Listing Rule 5635(d) requires stockholder approval for certain transactions, other than public offerings, involving the issuance of 20% or more of the total pre-transaction shares outstanding at less than the applicable Minimum Price (as defined in Listing Rule 5635(d)(1)(A)).

Pursuant to the terms of the Purchase Agreement, the aggregate number of shares that the Company is permitted to sell to the Investor may in no case may exceed 19.99% of the Common Stock issued and outstanding immediately prior to the execution of the Purchase Agreement, or 2,391,073 shares (including the Commitment Shares) unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. In any event, the Purchase Agreement specifically provides that the Company may not issue or sell any shares of our Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules. In order to fully utilize the $150,000,000 available to us under the Purchase Agreement, we may need to issue shares of Common Stock in an amount that is in excess of the Exchange Cap.

We currently plan to seek such stockholder approval at our special stockholder meeting, which is scheduled to be held on July 9, 2024. There is no assurance that such stockholder approval will be obtained which could adversely prevent us from receiving all the $150,000,000 proceeds available under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Investor. If and when we do elect to sell shares of our common stock to the Investor pursuant to the Purchase Agreement, after it has acquired such shares, the Investor may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, the other investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Our commitment to issue shares of Common Stock and Commitment Shares pursuant to the terms of the Purchase Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

Our commitment to issue shares of Common Stock and Commitment Shares pursuant to the terms of the Purchase Agreement has the potential to cause significant downward pressure on the price of our Common Stock. In such an environment, short sellers may contribute exacerbate any decline of our stock price. If there are significant short sales of our Common Stock, the share price of our Common Stock may decline more than it would in an environment without such activity. This may cause other holders of our Common Stock to sell their shares. If there are many more shares of our Common Stock on the market for sale than the market will absorb, the price of our Common Stock will likely decline.

The Investor may participate in short sales of our Common Stock. They may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Investor may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Investor may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. Such activity could cause a decline in the market price of the shares of our Common Stock.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in operating our manufacturing facilities.

Our operations are subject to international, federal, state and local environmental laws and regulations relating to the use, handling, storage, disposal of and exposure to hazardous materials and batteries. Environmental, health and safety laws and regulations are complex and evolving. For example, regulations regarding battery storage, recycling, disposal and processing are relatively new and the current lack of industry standards may increase our cost of compliance. Moreover, we may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require a change in our operations, potentially resulting in a material adverse effect on our business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we currently or will own and operate, we formerly owned or operated, that are adjacent or near our properties, or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our manufacturing facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its account. We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholder.

We may receive up to $150,000,000 (the “Maximum Commitment”) in aggregate gross proceeds from the sales of our Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. The registration statement, of which this prospectus forms a part, has registered 75,000,000 shares, the gross proceeds of which may be less than the Maximum Commitment. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus. Because we are not obligated to sell any shares of our Common Stock under the Purchase Agreement, other than the Commitment Shares, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use the net proceeds that we receive from sales of our Common Stock to the Selling Stockholder, if any, under the Purchase Agreement for general working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. There can be no assurance that we will sell any shares under or fully utilize the Purchase Agreement as a source of financing.

THE COMMITTED EQUITY FINANCING

On May 21, 2024, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with an equity line investor (the “Investor”) pursuant to which the Investor has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after the effective date of the registration statement, of which this prospectus forms a part, and until the earlier of (i) the 36-month anniversary of the Commencement Date (as defined below) or (ii) the termination of the Purchase Agreement in accordance with the terms thereof, shares of the Company’s Common Stock, having a total maximum aggregate purchase price of $150,000,000 (the “Purchase Shares”), upon the terms and subject to the conditions and limitations set forth therein.

As consideration for its commitment to purchase the Company’s Common Stock under the Purchase Agreement, the Company agreed to issue Commitment Shares in an amount equal to $6,000,000 divided by the lower of (i) the VWAP on the effective date of the registration statement, of which this prospectus forms a part, and (ii) the closing price of the Common Stock on the effective date of such registration statement to the Investor. Half of the Commitment Shares will be issued upon the effective date of the registration statement and the remaining amount will be delivered upon stockholder approval of the issuance of shares in excess of the Exchange Cap (as defined below); provided that all Commitment Shares will be issued by the date that is six months from the date of the Purchase Agreement.

After the Commencement Date (as defined below), on any business day selected by the Company where the closing sale price of the Common Stock is equal to or greater than $0.10 (a “VWAP Purchase Date”), the Company may, from time to time and at its sole discretion, direct the Investor to purchase such number of shares of Common Stock that does not exceed 20% of the trading volume on the Nasdaq Stock Market (“Nasdaq”) on the applicable purchase date at a purchase price per share equal to 94% of the lower of: (i) the lowest daily VWAP of any trading day during the 15 trading days prior to, and including, the purchase date; and (ii) the closing price of the Common Stock on the applicable purchase date (a “VWAP Purchase”). If the Company fails for any reason to deliver any shares to the Selling Stockholder by the trading day after the required deliver date, and if prior to the delivery of such shares the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Shares that the Investor anticipated receiving from the Company on such delivery date in respect of such VWAP Purchase, then the Company will, after the Investor’s request, at its option, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Cover Price”) at which point the Company’s obligation to deliver such shares will terminate, or (ii) promptly honor its obligation to deliver to the Investor such shares and pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total purchase price paid by the Investor pursuant to the Purchase Agreement for all of the shares purchased by the Investor in such VWAP Purchase. In addition, the Company will be prohibited from delivering a VWAP Purchase Notice within 30 days of a delivery failure.

The Company will control the timing and amount of any sales of its Common Stock to the Investor, and the Investor has no right to require the Company to sell any shares to it under the Purchase Agreement. Actual sales of shares of Common Stock to the Investor under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of its Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. The Investor may not assign or transfer its rights and obligations under the Purchase Agreement.

The Purchase Agreement prohibits the Company from directing the Investor to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the then total outstanding shares of the Company’s Common Stock.

The Company has agreed not to issue or sell to the Investor under the Purchase Agreement any shares of its Common Stock, including the Commitment Shares, in excess of 2,391,073 shares, which is equal to 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless the Company obtains (in its sole discretion) stockholder approval to issue shares in excess of the Exchange Cap, in accordance with the applicable rules of Nasdaq.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions. Sales under the Purchase Agreement may commence only after certain conditions have been satisfied (the “Commencement Date”), including effectiveness of the registration statement to which this prospectus relates.

The Purchase Agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty. From and after the date of the Purchase Agreement until its termination, the Company agreed to not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock equivalents (or a combination of units thereof), involving a Variable Rate Transaction (as defined in the Purchase Agreement), other than in connection with an exempt issuance as described in the Purchase Agreement. The Investor has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s Common Stock. The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its Common Stock to the Investor. The Company expects that any proceeds received by it from such sales to the Investor will be used for working capital and general corporate purposes at the Company’s discretion.

In connection with the Purchase Agreement, on May 21, 2024, the Company also entered into a registration rights agreement with the Investor, pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of the shares of the Company’s Common Stock issued to the Investor pursuant to the Purchase Agreement.

THE SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by Investor of any or all of the shares of common stock that may be issued by us to the Investor under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “The Committed Equity Financing” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with the Investor on May 21, 2024 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and other financings that are disclosed in our public filings, the Investor has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” or “Investor” means Esousa Holdings, LLC.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of June 21, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 16,031,470 shares of our Common Stock outstanding on June 21, 2024. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by the Company to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)			Number(4)	Percent(2)
Esousa Holdings, LLC(5)	8,753,061	9.9%	75,000,000	(3)	83,753,061	9.9%

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchase of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. We have also excluded from the number of shares beneficially owned prior to the offering the Commitment Shares that we agreed to issue to the Selling Stockholder pursuant to the terms of the Purchase Agreement and as further described in footnote (3) below. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Common Stock to exceed the 9.99% Beneficial Ownership Cap.

(2)	Applicable percentage ownership is based on 16,031,470 shares of our Common Stock outstanding as of June 21, 2024, subject to the Selling Stockholder’s Ownership Limitation (as defined below).
(3)	This number includes shares of Common Stock we have agreed to issue to Esousa as Commitment Shares in consideration for entering into the Purchase Agreement with us. Pursuant to the Purchase Agreement, we agreed to issue to the Selling Stockholder shares of Common Stock equal to $6,000,000 divided by the lower of (i) the VWAP on the effective date of the registration statement, of which this prospectus forms a part, and (ii) the closing price of the Common Stock on the effective date of the such registration statement. Half of the Commitment Shares will be issued upon the effective date of the registration statement and the remaining amount will be delivered upon stockholder approval of the issuance of shares in excess of the Exchange Cap; provided that all Commitment Shares will be issued by the date that is six months from the date of the Purchase Agreement.
(4)	Assumes the sale of all shares being offered pursuant to this prospectus.
(5)	The amount beneficially owned consists of (i) 1,480,075 shares of Common Stock issuable upon conversion of convertible notes (and applicable interest) issued on May 14, 2024, with such amount calculated as of June 21, 2024 pursuant to the terms thereof, (ii) 7,272,985 shares of Common Stock issuable upon exercise of warrants issued on May 14, 2024, with such amount calculated as of June 21, 2024 pursuant to the terms thereof, and (iii) 1 share of Common Stock issuable upon conversion of 458 shares of Series C Preferred Stock as of June 21, 2024. Under the terms of such notes and warrants, a holder may not convert or exercise, as applicable, the notes or warrants into Common Stock to the extent such exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99%, as applicable, of our then outstanding Common Stock following such conversion or exercise, excluding for purposes of such determination Common Stock issuable upon conversion of other convertible securities which have not been converted or exercised (the “Ownership Limitation”). The number of shares in the table does not reflect the Ownership Limitation. The business address of Esousa Holdings, LLC is 211 E 43rd St, 4th Fl, New York, NY 10017. Esousa Holdings, LLC’s principal business is that of a private investor. Michael Wachs is the managing member of Esousa Holdings, LLC and has sole voting control and investment discretion over securities beneficially owned directly by Esousa Holdings, LLC. We have been advised that none of Mr. Wachs or Esousa Holdings, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Wachs as to beneficial ownership of the securities beneficially owned directly by Esousa Holdings, LLC.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to Five Billion (5,000,000,000) shares of Common Stock, par value $0.001 per share. Pursuant to an amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) filed on July 26, 2022 increasing our authorized Preferred Stock, the Company originally had 500,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), authorized, of which Two Hundred Thousand (200,000) shares were designated as “Series A Preferred Stock,” Twelve Million (12,000,000) shares were designated as “Series B Preferred Stock,” Forty Million (40,000,000) shares were designated as “Series C Preferred Stock,” Four Hundred Thirty-Seven Million Five Hundred Thousand One (437,500,001) shares were designated as “Series D Preferred Stock,” and Seventy Six Hundred and Nine Hundred Fifty (76,950) shares were designated as “Series E Preferred Stock.” Pursuant to the terms of our Certificate of Incorporation, upon conversion of shares of Preferred Stock, such shares so converted are cancelled and not issuable. As of June 21, 2024, we are authorized to issue up to 117,301,406 shares of Preferred Stock, of which 83,859 shares remain designated as Series A Preferred Stock, 50,000 shares remain designated as Series A-1 Junior Participating Preferred Stock, 6,432,681 shares remain designated as Series B Preferred Stock, 26,085,378 shares remain designated as Series C Preferred Stock, 84,572,538 shares remain designated as Series D Preferred Stock and 76,950 shares remain designated as Series E Preferred Stock.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock.

Common Stock

Holders of our Common Stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders, and shall be entitled to notice of any shareholders’ meeting, in accordance with the bylaws. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of capital stock may elect all directors. Holders of our Common Stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that we will pay dividends in the foreseeable future. Holders of our do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers of the shares of such series, and the preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, which could depress the market price of our Common Stock.

Voting Rights

Except as otherwise expressly provided by the Certificate of Incorporation or as provided by law, the holders of shares of Common Stock and Preferred Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders; provided, however, that, any proposal which adversely affects the rights, preferences and privileges of the Series A, B, C, D or E Preferred Stock must be approved by a majority in interest of the affected Series of Preferred Stock, as the case may be. Each holder of Common Stock, Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock will have the right to one vote per share (on a fully converted basis) held of record by such holder, each holder of Series D Preferred Stock will have the right to one vote per share held of record by such holder, and each holder of Series A Preferred Stock will have the right to 1,000 votes per share held of record by such holder; provided, however, that after November 5, 2024, each holder of Series A Preferred Stock will have the right to one vote per share (on a fully converted basis) held of record by such holder.

Series A Preferred Stock

Series A Preferred Stock generally have the following terms:

●	Conversion. The Series A Preferred Stock is convertible at the option of each holder at any time on a 100-for-1 basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock). The Series A Preferred Stock will automatically convert into shares of Common Stock on a 100-for-1 basis (as so adjusted) upon the earlier of (i) a Qualified Public Offering (as such term is defined in the Certificate of Incorporation) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series A Preferred Stock.

●	Redemption Rights. The Series A Preferred Stock is not redeemable.

●	Liquidation, Dissolution, and Winding Up. Upon the completion of a distribution pursuant to a Liquidation Event to the Series B Preferred Stock and Series C Preferred Stock, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any proceeds to the holders of the Common Stock, by reason of their ownership thereof, $1.29 per share for each share of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series A Preferred Stock), plus declared but unpaid dividends on such share. “Liquidation Event” is as defined in the Certificate of Incorporation and, subject to certain exceptions, includes a sale or other disposition of all or substantially all of the company’s assets, certain mergers, consolidations and transfers of securities, and any liquidation, dissolution or winding up of the Company.

Series B Preferred Stock

Series B Preferred Stock generally have the following terms:

●	Conversion. The Series B Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series B Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series B Conversion Price, as applicable, in effect on the date the certificate is surrendered for conversion. “Series B Original Issue Price” means $8.84 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series B Preferred Stock). The initial “Series B Conversion Price” is the Series B Original Issue Price, subject to adjustment as set forth in the amended and restated certificate of incorporation. Based on this formula, the Series B Preferred Stock is currently convertible into Common Stock on a 1-for-1 basis. The Series B Preferred Stock will automatically convert into shares of Common Stock upon the earlier of (i) a Qualified Public Offering (as such term is defined in the amended and restated certificate of incorporation) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series B Preferred Stock. The Series B Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the amended and restated certificate of incorporation.

●	Liquidation, Dissolution, and Winding Up. In the event of any Liquidation Event, the holders of the Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price plus declared but unpaid dividends.

Series C Preferred Stock

Series C Preferred Stock generally have the following terms:

●	Conversion. The Series C Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series C Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series C Conversion Price, as applicable, in effect on the date the certificate is surrendered for conversion. The initial “Series C Conversion Price” is the Series C Original Issue Price, subject to adjustment as set forth in the amended and restated certificate of incorporation. All of the Series C Preferred Stock shall automatically convert into Common Stock at any such time as (i) the shares underlying the Series C Preferred Stock are subject to an effective registration statement, (ii) the trading price for the Common Stock is more than two times the Series C Conversion Price for 20 trading days in any period of 30 consecutive trading days on Nasdaq and (iii) the average daily trading dollar volume of the Common Stock during such twenty trading days is equal to or greater than $4.0 million. The Series C Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the amended and restated certificate of incorporation.

●	Dividends. The Series C Preferred Stock bears a cumulative 15.0% per annum fixed dividend payable no later than the 5th day after the end of each month on the Series C Original Issue Price plus unpaid accrued and accumulated dividends. “Series C Original Issue Price” means $8.84 per share for each share of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series C Preferred Stock). Dividends on the Series C Preferred Stock are prior to any dividends on any other series of Preferred Stock or the Common Stock. The Company may elect to pay dividends for any month with a paid-in-kind election (“PIK”) if (i) the shares issuable further to the PIK are subject to an effective registration statement, (ii) the Company is then in compliance with all listing requirements of Nasdaq and (iii) the average daily trading dollar volume of the Company’s common stock for 10 trading days in any period of 20 consecutive trading days on the Nasdaq is equal to or greater than $2 million.

●	Redemption Rights. There is no mandatory redemption date, but, subject to the conditions set forth below, all, but not less than all, of the shares are redeemable by the Company at any time, provided that if the Company issues notice to redeem, investor shall have 15 days to convert such shares to common stock prior to the date of redemption. The redemption price is equal to the Series C Original Issue Price, plus accrued and accumulated dividends, (whether or not declared (the “Series C Redemption Price”). The conditions to the redemption are as follows: (i) the shares have been issued and outstanding for at least one year, (ii) the issuance of the shares of Common Stock underlying the shares has been registered pursuant to the Securities Act and the registration statement is effective, and (iii) the trading price for the Common Stock is less than the Series C Conversion Price (as such term is defined in the amended and restated certificate of incorporation) for 20 trading days in any period of 30 consecutive trading days on the Nasdaq. In addition to the above, the shares are also redeemable in accordance with the following schedule provided the issuance of shares of Common Stock underlying the shares has been registered and the registration statement remains effective:

○	Year 1: No Redemption

○	Year 2: Redemption at 120% of the Series C Redemption Price

○	Year 3: Redemption at 115% of the Series C Redemption Price

○	Year 4: Redemption at 110% of the Series C Redemption Price

○	Year 5: Redemption at 105% of the Series C Redemption Price

○	Year 6 and thereafter: Redemption at 100% of the Series C Redemption Price

●	Liquidation, Dissolution, and Winding Up. Upon the completion of a distribution pursuant to a Liquidation Event to the Series B Preferred Stock, the holders of the Series C Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the Series A Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price plus declared but unpaid dividends.

Series D Preferred Stock

Series D Preferred Stock generally have the following terms:

●	Voting Rights. Except as provided by law, the Series D Preferred Stock will have no voting rights except that approval from a majority in interest of the Series D Preferred Stock, voting as a separate class, is required in the case of (i) a voluntary dissolution, liquidation or winding up of the Company or voluntary petition for bankruptcy or assignment for the benefit of creditors, (ii) a merger or consolidation of the Company with or into another entity, (iii) a Liquidation Event (as defined in the Company’s Certificate of Incorporation), (iv) any amendment to the Certificate of Incorporation or the Company’s bylaws which adversely affects the rights, preferences and privileges of the Series D Preferred, or (v) any authorization or issuance of any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or parity with the Series D Preferred Stock.

●	Conversion. The Series D Preferred Stock is automatically converted into shares of Common Stock at the applicable Conversion Rate at the time in effect immediately upon (A) the issuance of shares of Common Stock underlying the Series D Preferred Stock being registered pursuant to the Securities Act and such registration remaining effective, (B) the trading price for the Company’s Common Stock being more than two times the Series D Conversion Price for 20 trading days in any period of 30 consecutive trading days on the Nasdaq Capital Market, and (C) the average daily trading dollar volume of Common Stock during such 20 trading days is equal to or greater than $27.5 million. The Series D Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series D Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series D Conversion Price (the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. The initial “Series D Conversion Price” is the Series D Original Issue Price, subject to adjustment as set forth in the amended and restated certificate of incorporation. The Series D Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the amended and restated certificate of incorporation.

●	Dividends. The Series D Preferred Stock bears a cumulative 15.0% per annum fixed dividend payable no later than the 5th day after the end of each month on the Series D Original Issue Price plus unpaid accrued and accumulated dividends. “Series D Original Issue Price” means for each share of the Series D Preferred Stock the lower of (i) $1.27 or (ii) the closing price of the Common Stock on the trading day immediately preceding the Purchase Date (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series D Preferred Stock). Dividends on the Series D Preferred Stock will be prior to any dividends on any other series of Preferred Stock or the Common Stock. The Company may elect to pay dividends for any month with a PIK if (i) the shares issuable further to the PIK are subject to an effective registration statement, (ii) the Company is then in compliance with all listing requirements of Nasdaq and (iii) the average daily trading dollar volume of the Company’s common stock for ten trading days in any period of twenty consecutive trading days on the NASDAQ is equal to or greater than $27.5 million.

●	Redemption Rights. There is no mandatory redemption date, but, subject to the conditions set forth below, all, but not less than all, of the shares will be redeemable by the Company at any time, provided that if the Company issues notice to redeem, investors shall have 15 days to convert such shares to Common Stock prior to the date of redemption. The redemption price will be equal to the Series D Original Issue Price, plus accrued and accumulated dividends, (whether or not declared (the “Series D Redemption Price”)). The conditions to the redemption will be follows: (i) the shares have been issued and outstanding for at least one year, (ii) the issuance of the shares of Common Stock underlying the shares has been registered pursuant to the Securities Act and the registration statement is effective, and (iii) the trading price for the Common Stock is less than the Series D Conversion Price (as such term is defined in the amended and restated certificate of incorporation) for 20 trading days in any period of 30 consecutive trading days on the Nasdaq. In addition to the above, the shares will also be redeemable in accordance with the following schedule provided the issuance of shares of Common Stock underlying the shares has been registered and the registration statement remains effective:

○	Year 1: No Redemption

○	Year 2: Redemption at 120% of the Series D Redemption Price

○	Year 3: Redemption at 115% of the Series D Redemption Price

○	Year 4: Redemption at 110% of the Series D Redemption Price

○	Year 5: Redemption at 105% of the Series D Redemption Price

○	Year 6 and thereafter: Redemption at 100% of the Series D Redemption Price

●	Liquidation, Dissolution, and Winding Up. In the event of any Liquidation Event, the holders of the Series D Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series D Original Issue Price plus declared but unpaid dividends.

Series E Preferred Stock

Series E Preferred Stock generally have the following terms:

●	Conversion and Exchange. The Series E Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock, determined by dividing the Series E Original Issue Price by the Series E Conversion Price in effect on the date of conversion. “Series E Original Issue Price” means $39.00 per share for each share of the Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series E Preferred Stock). The initial “Series E Conversion Price” means $3.90 per share, subject to adjustment. Based on this formula, each share of Series E Preferred Stock is currently convertible into 10 shares of Common Stock. Shares of Series E Preferred Stock may be exchanged pursuant to the terms of the Settlement Agreement. If any shares of Series E Preferred Stock are converted, redeemed or reacquired by the Company, such shares may not be reissued and will automatically be retired and cancelled and resume the status of authorized but unissued shares of preferred stock. The Series E Preferred Stock will not be convertible by a holder to the extent that such holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, as further described in the Certificate of Designation.

●	Voting Rights. Holders of the Series E Preferred Stock are entitled to vote on an as-converted-to-Common-Stock basis, have full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock, and are entitled to vote together with the Common Stock with respect to any question upon which holders of Common Stock have the right to vote. In addition, approval of holders of a majority of the shares of Series E Preferred Stock, voting as a separate class, is required to (i) alter or change the powers, preferences or rights of the Series E Preferred Stock so as to affect them adversely, (ii) amend the Certificate of Incorporation or other charter documents in a manner adverse to the holders of Series E Preferred Stock, (iii) increase the number of authorized shares of Series E Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing.

●	Dividends. Holders of the Series E Preferred Stock are entitled to receive dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends will be paid on shares of Series E Preferred Stock.

●	Liquidation, Dissolution, and Winding Up. In the event of any Liquidation Event (as defined in the Certificate of Designation), the holders of the Series E Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the Common Stock, but subject to and after the distribution of proceeds to the Series A preferred stock, Series C preferred stock and Series D preferred stock, by reason of their ownership thereof, an amount per share equal to the Series E Original Price (as described above), plus declared but unpaid dividends on such share.

Rights Agreement; Series A-1 Junior Participating Preferred Stock

On May 1, 2024, the Board of Directors of the Company declared a dividend distribution of one right (a “Right”), for each outstanding share of Common Stock and Preferred Stock. The dividend is payable to holders of record as of the close of business on May 13, 2024. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of May 1, 2024, between the Company and Continental Stock Transfer & Trust Company, as rights agent.

Issuance of Rights

Each holder of Common Stock and Preferred Stock (i.e., Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) as of the Record Date will receive a dividend of one Right per share of Common Stock and Preferred Stock, as applicable. One Right will also be issued together with each share of Common Stock and each share of a series of Preferred Stock the terms of which provide for the holders thereof to be issued Rights issued by the Company after the Record Date and prior to the Distribution Date (as defined in below), and in certain circumstances, after the Distribution Date. New certificates for Common Stock and Preferred Stock issued after the Record Date will contain a notation incorporating the Rights Agreement by reference.

Until the Distribution Date:

●	the Rights will not be exercisable;

●	the Rights will be evidenced by the certificates for Common Stock or Preferred Stock, as applicable (or, in the case of book entry shares, by notation in book entry) and not by separate rights certificates; and

●	the Rights will be transferable by, and only in connection with, the transfer of Common Stock or Preferred Stock.

Distribution Date; Beneficial Ownership

The Rights are not exercisable until the Distribution Date. As of and after the Distribution Date, the Rights will separate from the Common Stock and Preferred Stock and each Right will become exercisable to purchase one ten-thousandth of a share of Series A-1 Junior Participating Preferred Stock, par value $0.001 per share, of the Company (each whole share, a share of “A-1 Preferred Stock”) at a purchase price of $30.00 (such purchase price, as may be adjusted, the “Purchase Price”). This portion of a share of A-1 Preferred Stock would give the holder thereof approximately the same dividend, voting, and liquidation rights as would one share of Common Stock. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

The “Distribution Date” is the earlier of:

●	ten days following a public announcement that a person has become an “Acquiring Person” by acquiring beneficial ownership of 10% or more of the Common Stock then outstanding (or, in the case of a person that had beneficial ownership of 10% or more of the outstanding Common Stock on the date the Rights Agreement was executed, by obtaining beneficial ownership of additional shares of Common Stock) other than as a result of repurchases of Common Stock by the Company or certain inadvertent acquisitions; and

●	ten business days (or such later date as the Board shall determine prior to the time a person becomes an Acquiring Person) after the commencement of a tender offer or exchange offer by or on behalf of any person (other than the Company and certain related entities) that, if completed, would result in such person becoming an Acquiring Person.

A person will be deemed to “beneficially own” any Common Stock if such person or any affiliated or associated person of such person:

●	is considered a “beneficial owner” of the Common Stock under Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of the Rights Agreement;

●	has the right to acquire the Common Stock, either immediately or in the future, pursuant to any agreement, arrangement, or understanding (other than a customary underwriting agreement relating to a bona fide public offering of the Common Stock) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, except that a person will not be deemed to be a beneficial owner of (a) securities tendered pursuant to a tender offer or exchange offer by or on behalf of such person or any affiliated or associated persons of such person until the tendered securities are accepted for purchase or exchange, (b) securities issuable upon exercise of a Right before the occurrence of a Triggering Event (as defined below), or (c) securities issuable upon exercise of a Right after the occurrence of a Triggering Event if the Rights are originally issued Rights or were issued in connection with an adjustment to originally issued Rights;

●	has the right to vote or dispose of the Common Stock pursuant to any agreement, arrangement, or understanding (other than a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D); or

●	has an agreement, arrangement, or understanding with another person who beneficially owns Common Stock and the agreement, arrangement, or understanding is for the purpose of acquiring, holding, voting, or disposing of any securities of the Company (other than customary underwriting agreements relating to a bona fide public offering of Common Stock or a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D).

Certain synthetic interests in securities created by derivative positions-whether or not such interests are considered to be ownership of the underlying common stock or are reportable on a Schedule 13D-are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the rights plan are excepted from such imputed beneficial ownership.

Exempt Persons and Transactions

The Board of Directors may, in its sole and absolute discretion, determine that a Person is exempt from the Rights Agreement (an “Exempt Person”), so long as such determination is made prior to such time as such Person becomes an Acquiring Person. Any Person will cease to be an Exempt Person if the Board of Directors makes a contrary determination with respect to such Person regardless of the reason therefor. In addition, the Board of Directors may, in its sole and absolute discretion, exempt any transaction from triggering the Rights Agreement, so long as the determination in respect of such exemption is made prior to such time as any Person becomes an Acquiring Person.

Issuance of Rights Certificates

As soon as practicable after the Distribution Date, the Rights Agent will mail rights certificates to holders of record of Common Stock and Preferred Stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will evidence the Rights.

Expiration of Rights

The Rights will expire on the earliest of (a) 5:00 p.m., New York time, on May 1, 2025, (b) the time at which the Rights are redeemed (as described below), and (c) the time at which the Rights are exchanged in full (as described below) (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Date”).

Change of Exercise of Rights Following Certain Events

The following described events are referred to as “Triggering Events.”

(a) Flip-In Event. In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, other securities, cash, or other assets of the Company) having a value equal to two times the Purchase Price. Notwithstanding any of the foregoing, following the occurrence of a person becoming an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void.

(b) Flip-Over Events. In the event that, at any time after a person has become an Acquiring Person, (i) the Company engages in a merger or other business combination transaction in which the Company is not the continuing or surviving corporation or other entity, (ii) the Company engages in a merger or other business combination transaction in which the Company is the continuing or surviving corporation and the Common Stock of the Company are changed or exchanged, or (iii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price.

Redemption

At any time prior to the earlier of (a) a person becoming an Acquiring Person and (b) the Expiration Date (as defined in the Rights Agreement), the Board may direct the Company to redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock, or other consideration deemed appropriate by the Board). Immediately upon the action of the Board directing the Company to redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Exchange of Rights

At any time after a person becomes an Acquiring Person but before any person acquires beneficial ownership of 50% or more of the outstanding Common Stock, the Board may direct the Company to exchange the Rights (other than Rights owned by such person or certain related parties, which will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). The Company may substitute shares of A-1 Preferred Stock (or shares of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) for Common Stock at an initial rate of one one-thousandth of a share of A-1 Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) per share of Common Stock. Immediately upon the action of the Board directing the Company to exchange the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the number of shares of Common Stock (or one ten-thousandth of a share of A-1 Preferred Stock or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) equal to the number of Rights held by such holder multiplied by the exchange ratio.

Adjustments to Prevent Dilution; Fractional Shares

The Board may adjust the Purchase Price, the number of shares of A-1 Preferred Stock or other securities or assets issuable upon exercise of a Right, and the number of Rights outstanding to prevent dilution that may occur (a) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the A-1 Preferred Stock, (b) in the event of a stock dividend on, or a subdivision or combination of, the Common Stock, (c) if holders of the A-1 Preferred Stock are granted certain rights, options, or warrants to subscribe for A-1 Preferred Stock or convertible securities at less than the current market price of the A-1 Preferred Stock, or (d) upon the distribution to holders of the A-1 Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of A-1 Preferred Stock will be issued (other than fractions that are integral multiples of one one-thousandth of a share of A-1 Preferred Stock), and in lieu thereof, an adjustment in cash may be made based on the market price of the A-1 Preferred Stock on the last trading date prior to the date of exercise.

No Stockholder Rights Prior to Exercise; Tax Considerations

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common shares of the acquiring company or in the event of the redemption of the Rights as set forth above.

Amendment of Rights Agreement

The Company, by action of the Board, may supplement or amend any provision of the Rights Agreement in any respect without the approval of any registered holder of Rights, including, without limitation, in order to (a) cure any ambiguity, (b) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with other provisions of the Rights Agreement, (c) shorten or lengthen any time period under the Rights Agreement, or (d) otherwise change, amend, or supplement any provisions of the Rights Agreement in any manner that the Company deems necessary or desirable; provided, however, that no supplement or amendment made after a person becomes an Acquiring Person shall adversely affect the interests of the registered holders of rights certificates (other than an Acquiring Person or any affiliated or associated person of an Acquiring Person or certain of their transferees) or shall cause the Rights Agreement to become amendable other than in accordance with the amendment provision contained therein. Without limiting the foregoing, the Company may at any time before any person becomes an Acquiring Person amend the Rights Agreements to make provisions of the Rights Agreement inapplicable to a particular transaction by which a person might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such transaction.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, as amended, and Bylaws, as amended contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms. These provisions are as follows:

●	Stockholder Meetings. Under our bylaws, only the Board of Directors, the chairman of the Board, the chief executive officer, or the president (in the absence of a chief executive officer) may call special meetings of stockholders.

●	No Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

●	Amendment of Provisions in the Amended and Restated Certificate of Incorporation. The amended and restated certificate of incorporation will generally require the affirmative vote of the holders of at least a majority of the outstanding voting stock in order to amend any provisions of the amended and restated certificate of incorporation concerning, among other things:

○	the required vote to amend certain provisions of the amended and restated certificate of incorporation; and

○	the reservation of the Board of Director’s right to amend the amended and restated bylaws.

●	Amendment of the bylaws. An amendment of the bylaws by stockholders requires the affirmative vote of the holders of at least a majority of the outstanding voting stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, owned fifteen percent (15%) or more of a corporation’s outstanding voting securities.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder, Esousa Holdings, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Esousa Holdings, LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

On May 14, 2024, the Company entered into a Securities Purchase Agreement with certain investors, including the Selling Stockholder, pursuant to which upon the terms and subject to the conditions contained therein, the Selling Stockholder purchased an aggregate principal amount of approximately $38.0 million of 5% Original Issue Discount Senior Secured Notes convertible into shares of Common Stock and five-year warrants exercisable for 3,463,714 shares of Common Stock. A summary of the terms of such notes and warrants is set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC May 14, 2024. Also see section entitled “The Selling Stockholder” in this prospectus for further information about the securities beneficially owned by the Selling Stockholder. Other than as set forth above, we know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we will issue to the Selling Stockholder up to $6,000,000 shares of our Common Stock as Commitment Shares in accordance with the Purchase Agreement. We will also reimburse the Selling Stockholder for the legal expenses and disbursements of the Selling Stockholder’s legal counsel, incurred by the Selling Stockholder in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. the Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $75,000.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, neither the Selling Stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “MULN”.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

RBSM, LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended September 30, 2023, as stated in its report incorporated herein by reference, and such audited consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements of Mullen Automotive Inc. for the year ended September 30, 2022 have been audited by Daszkal Bolton LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Mullen Automotive Inc.’s Annual report on Form 10-K for the year ended September 30, 2023, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Mullen Automotive Inc.’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, at http://www.sec.gov, that contains registration statements, reports, proxy statements and other information regarding registrants that file electronically with the SEC, including us. Our website address is http://www.mullenusa.com.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s website referred to above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

●	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the SEC on January 17, 2024;

●	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2023 and March 31, 2024, filed with the SEC on February 13, 2024 and May 14, 2024, respectively;

●	Our Current Reports on Form 8-K filed on October 6, 2023, October 18, 2023, October 27, 2023, November 1, 2023, November 17, 2023 (Form 8-K/A), December 1, 2023, December 21, 2023, December 21, 2023 (Form 8-K/A), December 22, 2023, January 24, 2024, March 5, 2024, March 7, 2024, May 6, 2024, May 24, 2024, and June 6, 2024;

●	The description of the Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on January 17, 2024, including any amendments or reports filed for the purpose of updating such description; and

●	The description of the Rights contained in Form 8-A filed with the SEC on May 6, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

These documents may also be accessed on our website at https://www.mullenusa.com/. Information contained in, or accessible through, our website is not a part of this prospectus.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:

Mullen Automotive Inc.

1405 Pioneer Street,

Brea, California 92821

Phone: (714) 613-1900

Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

EXPENSE	AMOUNT
SEC registration fee	$29,530
Legal fees and expenses	$100,000
Accounting fees and expenses	$10,000
Printing and engraving expenses	$5,000
Miscellaneous expenses	$2,500
$147,030

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article VIII of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article IX of our certificate of incorporation, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by the registrant in the three years preceding the date of this registration statement. This information has been retroactively adjusted to reflect the reverse stock splits for all periods presented. Unless otherwise indicated, all issuances of shares were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and no underwriting discounts or commissions were paid with respect to the issuance of the securities.

On July 9, 2021, the predecessor of the Company, Net Element, Inc. (“Net Element”) entered into an Exchange Agreement with Esousa Holdings, LLC (“Esousa”) whereby Esousa agreed to acquire the existing promissory notes that had been previously issued by the Company, of up to $15,000,000 in principal amount outstanding plus interest due and Net Element agreed to issue shares of common stock convertible from such promissory note at any time prior to July 2022 (the “Master Exchange Agreement”). Such issuance of shares is exempted from the registration requirements of the Securities Act, in reliance upon Section 3(a)(9) of the Securities Act.

On August 26, 2021, Net Element opted to exchange a tranche in the aggregate amount of $3,489,870 for 352,320 shares of common stock based on the “exchange price” of $9.90539 per share pursuant to the Master Exchange Agreement. Such issuance of shares is exempted from the registration requirements of the Securities Act, in reliance upon Section 3(a)(9) of the Securities Act.

As of September 9, 2021, Net Element exchanged an aggregate of an additional 500,000 shares of common stock pursuant to the Master Exchange Agreement. Such issuance of shares is exempted from the registration requirements of the Securities Act, in reliance upon Section 3(a)(9) of the Securities Act.

On November 5, 2021, in connection with the merger between the Company and Net Element, the Company issued (1) in the sum of 7,647,321 shares of common stock to David Michery, Elegant Funding Inc., Keith R. Drohan, Tiffany A Drohan, Tiffany N Drohan and HLE Development Inc.; and (2) 13,481,188 shares of common stock a purchase price of $8.83 per share pursuant to an exchange agreement.

On January 18, 2022, the Company approved the issuance of an aggregate of 1,908,000 shares of common stock to certain employees of the Company.

In February 2022, the Company issued 1,000,000 shares of common stock to Preferred Management Partners, Inc.

On March 24, 2022, the Company issued 428,382 shares of common stock to the Company’s chief executive officer, David Michery.

On March 25, 2022, the Company issued 4,969,357 shares of Series C Preferred Stock. par value $0.001 per share (“Series C Preferred Stock”), and warrants to purchase 17,111,236 shares of common stock for an aggregate purchase price of approximately $43.9 million.

On June 7, 2022 and as amended on June 23, 2022, the Company entered into a securities purchase agreement (the “Series D Purchase Agreement”) with certain accredited investors to purchase an aggregate of $275 million of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), and five-year warrants exercisable for shares of common stock.

On September 7, 2022, in connection with the acquisition of Bollinger Motors, Inc., the Company agreed to pay the sellers an aggregate of up to approximately $71.2 million consisting of $30 million in cash and $41.2 million worth of shares of the Company’s common stock, equal to 63,599,876 shares.

On September 19, 2022, the Company and the investors entered into Amendment No.2 to the Series D Purchase Agreement, whereby the investors purchased Series D Preferred Shares in the aggregate value of $35,000,000 from the Company and the Company issued to the investors 79,926,925 shares of Series D Preferred Stock and warrants exercisable for 147,864,810 shares of common stock.

On October 14, 2022, the Company entered into an Exchange Agreement (the “2022 Exchange Agreement”) with Esousa pursuant to which Esousa acquired a new secured convertible promissory note in exchange for the convertible note dated June 17, 2022 (the “2022 Exchange Note”). The 2022 Exchange Note has a principal amount of $12,945,914. Esousa may elect to convert all or any portion of the then-outstanding principal balance of the 2022 Exchange Note into that number of shares of common stock equal to the number obtained by dividing the outstanding principal balance of the 2022 Exchange Note to be so converted at a 5% discount to the lowest daily volume-weighted average price in the 10 trading days prior to conversion based on the prevailing market value of shares of the common stock of the Company as reported on Nasdaq at close on the date on which a written notice of conversion is delivered to the Company.

On October 25, 2022, the Company’s Board of Directors approved a settlement agreement with Esousa and authorized the issuance of 23,000,000 shares of common stock to Esousa to settle any potential claims related to the 2022 Exchange Agreement.

On November 14, 2022, the Company entered into a Subscription and Investment Representation Agreement with David Michery, its Chief Executive Officer, who is an accredited investor pursuant to which the Company issued and sold one share of the Company’s Series AA Preferred Stock, par value $0.001 per share, to the purchaser for $25,000.00 in cash. The Series AA Preferred Stock was subsequently canceled and eliminated on January 30, 2023.

On November 15, 2022, the Company and the investors entered into Amendment No.3 to the Series D Purchase Agreement, whereby the investors paid $150 million for notes convertible into shares of the common stock and for no additional consideration, for every share of common stock issued to the investor upon conversion of such note, the holder shall receive warrants exercisable for 185% of the Company’s common stock at an exercise price equal to the conversion price applicable at the time of conversion of such note, subject to further adjustment as provided in the warrants. The shares issuable under the notes have been issued pursuant to the exemption from registration set forth in Section 3(a)(9) of the Securities Act, which permits an issuer to exchange new securities for existing securities exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

On March 14, 2023, in connection with the entry of an IP Agreement with a business partner in connection with the settlement of an arbitration matter, the Company issued to the business partner warrants to purchase up to 75,000,000 shares of the Company’s common stock.

On June 5, 2023, the Company entered into a letter agreement in connection with the Series D Purchase Agreement (as amended), pursuant to which the Company agreed to issue to Acuitas Capital LLC (“Acuitas”) (1) 19,493,071 shares of the Company’s common stock. (2) pre-funded warrants exercisable for 8,074,124 shares of common stock and (3) warrants exercisable for 50,999,310 shares of common stock.

On June 12, 2023, the Company entered into a letter agreement in connection with the Series D Purchase Agreement (as amended), pursuant to which the Company agreed to issue to the Series D Preferred Stock investors (1) 54,700,517 shares of the Company’s common stock, (2) pre-funded warrants exercisable for 49,466,145 shares of common stock and (3) warrants exercisable for 192,708,321 shares of common stock after receiving $45 million commitment amount under the Series D Purchase Agreement (as amended).

On June 21, 2023 and June 26, 2023, certain accredited investors in the Company exercised an option to purchase additional shares of Series D Preferred Stock in an amount equal to such investors’ pro rata investment of $100 million in the Company pursuant to the Series D Purchase Agreement (as amended). Specifically, on June 22, 2023 and June 26, 2023, the Company and the Series D Preferred Stock investors entered into a letter agreement in connection with the Series D Purchase Agreement (as amended), pursuant to which the Company agreed to issue (1) 165,357,735 shares of the Company’s common stock, (2) pre-funded warrants exercisable for 457,343,268 shares of common stock; and (3) warrants exercisable for 684,971,101 shares of common stock. On June 20, 2023, the Company entered into a letter agreement with Acuitas pursuant to which the pre-funded warrants exercisable for 8,074,124 shares of common stock and warrants exercisable for 50,999,310 shares of common stock were canceled in exchange for $13 million investment and warrants exercisable for 18,058,507 shares of common stock at an exercise price of $0.52 per share.

On May 14, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”), with certain investors, pursuant to which upon the terms and subject to the conditions contained therein, the investors agreed to purchase an aggregate principal amount of $52.6 million of 5% Original Issue Discount Senior Secured Notes convertible into shares of Common Stock (the “Notes”) and five-year warrants exercisable for shares of Common Stock (the “Warrants”). Upon execution of the Securities Purchase Agreement, the investors purchased an initial aggregate principal amount of $13.2 million, or $12.5 million including the 5% original issue discount, of Notes and also received Warrants, and are obligated to purchase an additional principal amount of $39.5 million, or $37.5 million including the 5% original issue discount, of Notes and related Warrants if certain conditions are satisfied. For a period until the later of (i) the date a registration statement registering the shares issuable upon conversion of the Notes and exercise of the Warrants is declared effective or (ii) the date the Company has obtained stockholder approval for the transaction, the investors have the right, but not the obligation, to purchase an additional $52.6 million of 5% Original Issue Discount Senior Secured Convertible Notes and related Warrants on the same terms and conditions.

On May 21, 2024, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with Esousa Holdings LLC (“Esousa”) pursuant to which Esousa agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after the effective date of a registration statement registering the shares issuable under the Purchase Agreement (the “Initial Registration Statement”) and until the earlier of (i) the 36-month anniversary of the date of the satisfaction of the conditions to the Investor’s purchase obligations or (ii) the termination of the Purchase Agreement in accordance with the terms thereof. As consideration for its commitment to purchase the Company’s Common Stock under the Purchase Agreement, the Company has agreed to issue shares of Common Stock equal to $6,000,000 divided by the lower of (i) the VWAP on the effective date of the Initial Registration Statement and (ii) the closing price of the Common Stock on the effective date of the Initial Registration Statement (the “Commitment Shares”) to Esousa. Half of the Commitment Shares will be issued upon the effective date of the Initial Registration Statement and the remaining amount will be delivered upon stockholder approval of the issuance of shares in excess of the 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement; provided that all Commitment Shares will be issued by the date that is six months from the date of the Purchase Agreement. The share issuances pursuant to the Purchase Agreement will be exempt from the registration requirements of the Securities Act, in reliance upon Section 4(a)(2) of the Securities Act.

On May 13, 2024, the Company entered into a Settlement Agreement and Stipulation (the “Agreement”) with Silverback Capital Corporation (“SCC”), pursuant to which the Company agreed to issue Common Stock to SCC in exchange for the settlement of an aggregate of $4,623,655 (the “Settlement Amount”) to resolve outstanding overdue liabilities with different vendors. In connection with the Agreement, on May 31, 2024, the Company issued 423,900 shares of Common Stock to SCC, representing a payment of approximately $1.2 million, plus 10,000 shares as a settlement fee. The issuance of Common Stock to SCC pursuant to the terms of the Agreement approved by the Order is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

On May 31, 2024, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Ault Lending, LLC (the “Investor”) pursuant to which the Company issued $3 million of, or 76,923, shares of Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), in exchange for the cancellation of 1,211,299 shares of the Company’s Series C Preferred Stock held by the Investor. The issuance of the Series E Preferred Stock to the Investor was exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
2.1+	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., and Robert Bollinger.	8-K	001-34887	2.1	09/08/2022
2.1(a)	First Amendment to the Common Stock Purchase Agreement, dated as of October 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., and Robert Bollinger.	8-K	001-34887	2.1	10/14/2022
2.1(b)	First Amendment to the Cash Escrow Agreement, dated as of October 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., Robert Bollinger and Continental Stock Transfer & Trust Company.	8-K	001-34887	2.2	10/14/2022
2.1(c)	First Amendment to the Stock Reservation Agreement, dated as of October 7, 2022, by and among Mullen Automotive Inc., Bollinger Motors, Inc., Robert Bollinger and Continental Stock Transfer & Trust Company.	8-K	001-34887	2.3	10/14/2022
2.2	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc. and Robert Bollinger.	8-K	001-34887	2.2	09/08/2022
2.3	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc. and John Masters.	8-K	001-34887	2.3	09/08/2022
2.4+	Common Stock Purchase Agreement, dated as of September 7, 2022, by and among Mullen Automotive Inc. and Seaport Global Asset Management SPV LLC - Series A.	8-K	001-34887	2.4	09/08/2022
2.5+	Asset Purchase Agreement dated September 16, 2022 between the Company and David W. Carickhoff, solely as Chapter 7 trustee of the Bankruptcy Estates of Electric Last Mile Solutions, Inc. and Electric Last Mile, Inc.	8-K	001-34887	10.1	09/19/2022
3.1(a)	Second Amended and Restated Certificate of Incorporation of Mullen Automotive Inc., dated November 5, 2021	8-K	001-34887	3.2	11/12/2021
3.1(b)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Mullen Automotive Inc., dated March 8, 2022	8-K	001-34887	3.1	03/10/2022
3.1(c)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on July 26, 2022	8-K	001-34887	3.1	07/27/2022
3.1(d)	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock.	S-3ASR	333-267502	4.1(c)	09/19/2022
3.1(e)	Certificate of Mullen Automotive Inc. Increasing Number of Shares of Preferred Stock Designated as Series D Convertible Preferred Stock.	S-3ASR	333-267913	4.1(d)	10/17/2022

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
3.1(f)	Certificate of Designation of Series AA Preferred Stock, filed November 14, 2022	8-K	001-34887	3.1	11/14/2022
3.1(g)	Certificate of Cancellation filed on January 30, 2023	8-K	001-34887	3.1	01/30/2023
3.1(h)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on January 30, 2023	8-K	001-34887	3.2	01/30/2023
3.1(i)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on May 3, 2023	8-K	001-34887	3.1	05/05/2023
3.1(j)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on August 10, 2023	8-K	001-34887	3.1	08/11/2023
3.1 (k)	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on December 20, 2023	8-K/A	001-34887	3.1	12/21/2023
3.1 (l)	Certificate of Designation of Rights, Preferences and Privileges of Series A-1 Junior Participating Preferred Stock filed on May 1, 2024	8-K	001-34887	3.1	5/6/2024
3.1(m)	Certificate of Mullen Automotive Inc. Increasing Number of Shares of Preferred Stock Designated as Series E Preferred Stock.	8-K	001-34887	3.1	6/6/2024
3.2	Amended and Restated Bylaws, as of November 30, 2023	10-K	001-34887	3.2	1/17/2024
4.1	Description of Company’s Securities.	10-K/A	001-34887	4.4	01/30/2023
4.2	Form of Warrant (related to Series D Preferred Stock Securities Purchase Agreement dated June 7, 2022)	8-K	001-34887	10.1 (Exhibit A)	06/10/2022
4.3	Warrant dated March 14, 2023 issued to Qiantu Motor USA, Inc.	10-Q	001-34887	4.2	05/15/2023
4.4	Rights Agreement dated as of May 1, 2024, by and between the Company and Continental Stock Transfer & Trust Company	8-K	001-34887	4.1	5/6/2024
5.1	Opinion of Manatt, Phelps & Phillips, LLP					✔
10.1#	Mullen Automotive Inc. 2022 Equity Incentive Plan	DEF 14A	001-34887	Appx B	06/24/2022
10.1(a)#	Amendment to 2022 Equity Incentive Plan dated August 3, 2023	8-K	001-34887	10.1	08/07/2023
10.1(b)#	Form of Stock Option Agreement under 2022 Equity Incentive Plan	10-K	001-34887	10.2(a)	1/13/2023
10.1(c)#	Form of Restricted Stock Agreement under 2022 Equity Incentive Plan	10-K	001-34887	10.2(b)	1/13/2023
10.1(d)#	Form of Restricted Stock Unit Agreement under 2022 Equity Incentive Plan	10-K	001-34887	10.2(c)	1/13/2023
10.2#	CEO Performance Stock Award Agreement dated May 5, 2022 between Mullen Automotive Inc. and David Michery	8-K	001-34887	10.2	07/27/2022
10.3#	CEO Performance Stock Award Agreement dated June 8, 2023 between Mullen Automotive Inc. and David Michery	8-K	001-34887	10.2	08/07/2023
10.4	Amended and Restated Secured Convertible Note and Security Agreement dated June 17, 2022 Esousa Holdings LLC	8-K	001-34887	10.1	06/21/2022
10.4(a)	Letter Agreement (Sale of Note) dated June 17, 2022	8-K	001-34887	10.2	06/21/2022

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
10.4(b)	Exchange Agreement, dated as of October 14, 2022, by and among Mullen Automotive Inc. and Esousa Holdings LLC.	8-K	001-34887	10.1	10/21/2022
10.4(c)	Secured Convertible Note and Security Agreement dated October 14, 2022 with Esousa Holdings LLC.	8-K	001-34887	10.2	10/21/2022
10.5#	Amended and Restated Employment Agreement, dated as of June 1, 2021, by and between David Michery and Mullen Technologies, Inc.	S-4/A	333-256166	10.10	07/22/2021
10.6	Transition Services Agreement, dated as of May 12, 2021, by and between Mullen Technologies, Inc. and Mullen Automotive Inc.	S-4/A	333-256166	10.14	07/22/2021
10.6(a)	Termination Agreement, dated January 15, 2024, by and between Mullen Technologies, Inc. and Mullen Automotive Inc.	10-K	001-34887	10.6(a)	1/17/2024
10.7	Tax Sharing Agreement, dated May 12, 2021, by and among Mullen Technologies, Inc. and Mullen Automotive Inc.	S-4/A	333-256166	10.15	07/22/2021
10.8	Consultant Agreement dated October 26, 2021 between the Company and Mary Winter	10-K	001-34887	10.25	12/29/2021
10.9	Loan Commitment with NuBridge Commercial Lending executed February 23, 2022	8-K	001-34887	10.2	02/28/2022
10.9(a)	Guaranty dated March 7, 2022 between NuBridge Commercial Lending, LLC and David Michery	10-Q	001-34887	10.4(a)	05/16/2022
10.10	Securities Purchase Agreement dated June 7, 2022 for Series D Preferred Stock and Warrants	8-K	001-34887	10.1	06/10/2022
10.10(a)	Amendment No. 1 dated June 23, 2022 to Securities Purchase Agreement dated June 7, 2022	8-K	001-34887	10.1	06/24/2022
10.10(b)	Amendment No. 2 dated September 19, 2022 to Securities Purchase Agreement dated June 7, 2022	S-3ASR	333-267502	99.3	09/19/2022
10.10(c)	Amendment No. 3 to the Securities Purchase Agreement, dated November 15, 2022, by and between Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	11/21/2022
10.10(d)	Form of Convertible Note dated November 15, 2022	8-K	001-34887	10.2	11/21/2022
10.10(e)	Amendment No. 4 to the Securities Purchase Agreement, dated April 3, 2023, by and between Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	04/07/2023
10.10(f)	Form of Promissory Note	8-K	001-34887	10.2	04/07/2023
10.10(g)	Letter Agreement, dated May 15, 2023, by and among Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	05/19/2023
10.10(h)	Letter Agreement, dated June 5, 2023, by and between Mullen Automotive Inc. and Acuitas Capital LLC	8-K	001-34887	10.1	06/05/2023
10.10(i)	Letter Agreement, dated June 12, 2023, by and between Mullen Automotive Inc. and the buyers named therein	8-K	001-34887	10.1	06/12/2023
10.10(j)	Letter Agreement, dated June 22, 2023, by and between Mullen Automotive Inc. and the buyers named therein.	8-K	001-34887	10.1	06/26/2023

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
10.10(k)	Letter Agreement, dated June 26, 2023, by and between Mullen Automotive Inc. and Ault Lending, LLC	8-K	001-34887	10.2	06/26/2023
10.10(l)	Letter Agreement, dated June 20, 2023, by and between Mullen Automotive Inc. and Acuitas Capital LLC.	8-K	001-34887	10.3	06/26/2023
10.11	Lease dated June 29, 2022 between the Company and with the Lakeview Business Center, LLC	10-Q	001-34887	10.7	08/12/2022
10.12	Consulting Agreement dated January 12, 2022 between the Company and Ignacio Novoa	10-Q	001-34887	10.8	08/12/2022
10.13	Firm Order Agreement dated December 12, 2022, between Randy Marion Isuzu, LLC and the Company	8-K	001-34887	10.1	12/15/2022
10.14#	Offer Letter with Jonathan New dated September 7, 2022	10-K	001-34887	10.22	1/13/2023
10.15	Settlement Agreement dated January 13, 2023 with Acuitas, J. Fallon and Mank Capital	10-K	001-34887	10.23	1/13/2023
10.15(a)	Form of Promissory Note	10-K	001-34887	10.23(a)	1/13/2023
10.16	Waiver Agreement dated January 12, 2023 with Series C Preferred Stockholders	10-K	001-34887	10.24	1/13/2023
10.17	Settlement Agreement dated January 13, 2023 with respect to Series D Securities Purchase Agreement	10-K	001-34887	10.25	1/13/2023
10.17(a)	Form of Warrant	10-K	001-34887	10.25(a)	1/13/2023
10.17(b)	Amendment to the Settlement Agreement, dated March 2, 2023, by and between Mullen Automotive Inc. and Acuitas Capital LLC	8-K	001-34887	10.1	03/06/2023
10.18	Settlement Agreement, dated as of March 14, 2023, by and among Mullen Automotive Inc., Qiantu Motor (Suzhou) Ltd., and Qiantu Motor USA, Inc.	10-Q	001-34887	10.5	05/15/2023
10.18(a)+	Intellectual Property and Distribution Agreement, dated as of March 14, 2023, by and among Mullen Automotive Inc., Qiantu Motor (Suzhou) Ltd., and two affiliates of Qiantu Motor (Suzhou) Ltd.	10-Q	001-34887	10.5(a)	05/15/2023
10.19#	Employment Agreement between the Company and Chester Bragado dated March 21, 2023	10-Q	001-34887	10.6	05/15/2023
10.20	Promissory Note dated March 31, 2023 from Mullen Technologies, Inc. to Mullen Automotive Inc., and Addendum dated August 12, 2023	10-K	001-34887	10.20	1/17/2024
10.21	Change of Control Agreement dated August 14, 2023 between Mullen Automotive Inc. and David Michery	10-K	001-34887	10.21	1/17/2024
10.22	Form of Change of Control Agreement dated August 14, 2023 between Mullen Automotive Inc. and each non-employee director	10-K	001-34887	10.22	1/17/2024
10.23	Securities Purchase Agreement, dated December 18, 2023, by and among Mullen Automotive Inc. and the purchaser named therein	8-K	001-34887	10.1	12/22/2023
10.24	Commitment Letter dated May 14, 2024	10-Q	001-34887	10.2	5/14/2024
10.25	Securities Purchase Agreement dated May 14, 2024 by and among Mullen Automotive Inc. and the purchasers named therein	10-Q	001-34887	10.3	5/14/2024

		Incorporated by Reference				Filed/ Furnished
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
10.25(a)	Form of Convertible Note	10-Q	001-34887	10.3(a)	5/14/2024
10.25(b)	Form of Warrant	10-Q	001-34887	10.3(b)	5/14/2024
10.25(c)	Registration Rights Agreement dated May 14, 2024 by and among Mullen Automotive Inc. and the purchasers named therein	10-Q	001-34887	10.3(c)	5/14/2024
10.26(a)	Common Stock Purchase Agreement, dated as of May 21, 2024, by and between the Company and the Investor	8-K	001-34887	10.1	5/24/2024
10.26(b)	Registration Rights Agreement, dated as of May 21, 2024, by and between the Company and the Investor	8-K	001-34887	10.2	5/24/2024
10.27	Settlement Agreement and Release, dated May 31, 2024, by and between Mullen Automotive Inc. and the investor thereto.	8-K	001-34887	10.1	6/6/2024
16.1	Letter from Daszkal Bolton LLP dated March 3, 2023	8-K	001-34887	16.1	03/03/2023
21.1	List of Subsidiaries	10-K	001-34887	21.1	1/13/2023
23.1	Consent of Independent Registered Public Accounting Firm (RBSM LLP)					✔
23.2	Consent of Independent Registered Public Accounting Firm (Daszkal Bolton LLP)					✔
23.3	Consent of Manatt, Phelps & Phillips, LLP					(included in Exhibit 5.1)
24.1	Power of Attorney					(included on signature page)
107	Filing Fee Table					✔

#	Indicates management compensatory plan, contract or arrangement.
+	Mullen Automotive Inc. has omitted certain exhibits pursuant to Item 601(a)(5) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission copies of any of the omitted exhibits upon request by the SEC.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Brea, California as of June 25, 2024.

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
David Michery
Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David Michery and Jonathan New, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Michery	Chief Executive Officer, President and Chairman of the Board	June 25, 2024
David Michery	(Principal Executive Officer)

/s/ Jonathan New	Chief Financial Officer	June 25, 2024
Jonathan New	(Principal Financial Officer)

/s/ Chester Bragado	Chief Accounting Officer	June 25, 2024
Chester Bragado	(Principal Accounting Officer)

/s/ Mary Winter	Secretary and Director	June 25, 2024
Mary Winter

/s/ John Andersen	Director	June 25, 2024
John Andersen

/s/ Ignacio Novoa	Director	June 25, 2024
Ignacio Novoa

/s/ Kent Puckett	Director	June 25, 2024
Kent Puckett

/s/ Mark Betor	Director	June 25, 2024
Mark Betor

/s/ William Miltner	Director	June 25, 2024
William Miltner